Exhibit 8.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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June 26, 2019

Midstates Petroleum Company, Inc.

321 South Boston Avenue, Suite 1000

Tulsa, Oklahoma 74103

Re:                             Agreement and Plan of Merger, dated as of May 5, 2019

Ladies and Gentlemen:

We have acted as special tax counsel to Midstates Petroleum Company, Inc., a Delaware corporation (the “Parent”), in connection with the proposed (i) merger of Midstates Holdings, Inc., a Delaware corporation (“Merger Sub”) with and into Amplify Energy Corporation, a Delaware corporation (the “Company”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the ‘‘Merger’’) and immediately thereafter, as part of the same transaction, (ii) merger of the Company with and into Alpha Mike Holdings, LLC, a Delaware limited liability company (“LLC Sub”), a wholly owned subsidiary of Parent, with such subsidiary continuing as the surviving entity (the ‘‘LLC Merger’’ and, together with the Merger, the “Integrated Mergers”), as contemplated by the Agreement and Plan of Merger dated as of May 5, 2019, by and among Parent, Merger Sub and Company (the “Merger Agreement”).  This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-231999) (as amended through the date hereof, the “Registration Statement”) initially filed by Parent, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement.  Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the

June 26, 2019

proxy statement/prospectus, (iii) the respective tax officer’s certificates of Parent and Company, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.                                      Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of each of the Integrated Mergers) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.                                      The Integrated Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the proxy statement/prospectus, and each of the Integrated Mergers will be effective under the laws of the State of Delaware;

3.                                      All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of each of the Integrated Mergers, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of each of the Integrated Mergers;

4.                                      Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of each of the Integrated Mergers, in each case without such qualification; and

5.                                      The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the proxy statement/prospectus.

June 26, 2019

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the proxy statement/prospectus constituting part of the Registration Statement, we are of the opinion that the Integrated Mergers, taken together, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.                                      This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Integrated Mergers, taken together.  We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.                                      No opinion is expressed as to any transaction other than the Integrated Mergers, taken together, as described in the Merger Agreement.  Furthermore, no opinion is expressed as to any matter whatsoever, including the Integrated Mergers, taken together, if, to the extent relevant to our opinion, either not all of the transactions described in the Merger Agreement are consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or not all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the proxy statement/prospectus and the Officer’s Certificates, are true and accurate at all relevant times.

June 26, 2019

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP